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                                                                     Exhibit 8.1

                      [LETTERHEAD OF BRADLEY & RILEY PC]



SCI Financial Group, Inc.
200 Second Avenue, SE
Cedar Rapids, IA 52401

Ladies and Gentlemen:

This opinion is being furnished to you in accordance with Section 6(h) of the Agreement and Plan of Reorganization (the "Agreement") dated as of November 21, 2000, by and between SCI Financial Group, Inc. ("SCI"), an Iowa corporation, and Wells Fargo & Company ("Wells Fargo") a Delaware corporation. Pursuant to the Agreement, SCI will merge (the "Merger") with and into a wholly-owned subsidiary of Wells Fargo ("Merger Co."), as described in Paragraph 1(a) of the Agreement (the "Transaction").

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all Exhibits and Schedules thereto):
(1) the Agreement; (2) the facts, information, covenants and representations contained in the registration statement filed with respect to the Merger on Form S-4 (the "S-4 Registration Statement") in the form filed with the Securities and Exchange Commission; (3) representations and certifications made to us by SCI in the Officer's Certificate of SCI (the "SCI Officer's Certificate"); (4) representations and certifications made to us by Wells Fargo in the Officer's Certificate of Wells Fargo (the "Wells Fargo Officer's Certificate") (together, the SCI Officer's Certificate and the Wells Fargo Officer's Certificate are referred to herein as the "Officer's Certificates"); and (5) such other instruments and documents related to the formation, organization and operation of SCI, Wells Fargo, and Merger Co. or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. You have represented that the aforementioned documents containing facts, assumptions, and representations are true, correct and complete. However, we have not independently audited or otherwise verified any of these facts, assumptions or representations. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions, or representations upon which we have relied may require a modification of all or a part of this opinion. In addition, our opinion is based on such facts, assumptions, and representations as represented to us as of the date of this letter. Any changes in the facts, assumptions, or representations upon which we have relied between the date of this letter and the actual closing of the transaction may require a modification or all or part of this opinion. We have no responsibility, and do not intend, to update this opinion for events, transactions, circumstances, or changes in any of such facts, assumptions, or representations occurring after this date.

In connection with rendering this opinion, we have assumed (and, with your consent, are relying on such assumptions, without any independent investigation thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1. All information contained in each of the documents we have examined and relied upon in connection with preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. Any representations or statements made in the Agreement "to the best of
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     knowledge" or similarly qualified by the party making such representation or statement are correct without such qualification. There has been (or will be by the Effective Time of Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. The Merger will be consummated in accordance with the Iowa Business Corporation Act (the "IBCA") and the corporate law of the state of organization of Merger Co., and will qualify as a statutory merger under such laws.

3. The Transaction will be consummated in accordance with the Agreement and the Officer's Certificates (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Wells Fargo, Merger Co., and SCI will comply with all reporting obligations with respect to the Transaction required under the Internal Revenue Code of 1986, as amended (the "Code") and the final, temporary and proposed Treasury regulations thereunder; and the Agreement and all other documents and instruments referred to therein are valid and binding in accordance with their terms.

4. SCI, Wells Fargo and Merger Co. will comply with all reporting obligations with respect to the Merger required under the Code and the final, temporary and proposed Treasury regulations thereunder.

5. SCI, Wells Fargo and Merger Co. intend that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1) of the Code and will report it as such in accordance with Treas. Reg. (S)1.368-3.

6. SCI will be merged with and into Merger Co. with Merger Co. surviving the merger, pursuant to Iowa state law and the corporate law of the state of organization of Merger Co.

Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion:

          (a) that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

          (b) that no gain or loss will be recognized by the holders of SCI Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares as provided under the Agreement;

          (c) that the basis of the Wells Fargo Common Stock received by the shareholders of SCI is the same as the basis of the SCI Common stock exchanged therefor; and

          (d) that the holding period of the shares of Wells Fargo Common Stock received by the shareholders of SCI will include the holding period of the SCI Common Stock, provided such shares of SCI Common Stock were held as a capital asset as of the Effective Time of Merger.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. SCI has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance
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     can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

3. Our opinion set forth herein is based upon the description of the contemplated transaction as set forth above and in Section 1(a) of the Agreement and not any revised structure as reserved under Section 1(e) of the Agreement. is not consummated in accordance with Section 1(a) of the Agreement and without waiver or breach of any material provision of the Agreement or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times, our opinion might be adversely affected and may not be relied upon.

5. Our opinion is not binding on the IRS, and there can be no assurance that the IRS will not take positions contrary to such opinion or will not be successful in sustaining such contrary positions. However, should the IRS challenge the U.S. federal income tax treatment of the matters discussed below, our opinion reflects our assessment of the possible outcome of litigation based solely on an analysis of the existing authorization relating to such matters.

This opinion is provided to SCI only, and without our prior consent, may not be relied upon, used, circulated, quoted, or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by SCI. We do, however, consent to the use of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement where it appears. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                               Very truly yours,

                               BRADLEY & RILEY PC

                               /s/ Bradley & Riley PC